Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Executive Director, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX® REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

PALO ALTO, Calif., November 12, 2007 — Affymax, Inc. (Nasdaq: AFFY) today announced financial results for the third quarter ended September 30, 2007.  The net loss for the third quarter of 2007 was $12.7 million, compared to a net loss of $6.4 million for the third quarter of 2006.  The net loss for the first nine months of 2007 was $29.1 million compared to a net loss of $41.3 million for the first nine months of 2006.

Affymax recognized revenue for the quarter ended September 30, 2007 of $10.5 million compared to $4.1 million for the quarter ended September 30, 2006.  The increase in revenue was the result of higher collaboration revenue from its partnership with Takeda Pharmaceutical Company Limited, under their 2006 collaboration for development of Affymax’s lead compound, Hematide™.

Research and development expenses for the quarter ended September 30, 2007 were $18.6 million compared to $9.3 million for the quarter ended September 30, 2006.  The increase was primarily due to expenses related to clinical development of Hematide in chronic renal failure as well as increased personnel costs and stock-based compensation expense.

General and administrative expenses for the quarter ended September 30, 2007 were $5.8 million compared to $3.0 million for the quarter ended September 30, 2006.  The increase was primarily due to increased personnel costs, stock-based compensation expense and consulting fees.

The company’s cash and investments balance as of September 30, 2007 was $204.1 million.

“According to plan, we have begun enrolling patients in our Phase 3 program of Hematide for the treatment of anemia in patients with chronic renal failure,” said Arlene M. Morris, president and chief executive officer of Affymax, Inc.  “Hematide is well positioned in late-stage development and may represent the next, new treatment option for many patients suffering with anemia.”

About Affymax, Inc.
Affymax, Inc. is a biopharmaceutical company developing novel drugs to improve the treatment of serious and often life-threatening conditions.  Affymax’s lead product candidate, Hematide™, is currently in Phase 3 clinical trial stage for the treatment of anemia associated with chronic renal failure and in clinical trials for the treatment of anemia in cancer patients.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding the timing, design and results of the Company’s clinical trials and drug development program and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, the potential for once per month dosing, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

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AFFYMAX, INC.
UNAUDITED CONDENSED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$51,966	$147,541
Restricted cash	1,051	1,051
Short-term investments	152,144	76,751
Related party receivable	8,703	10,191
Prepaid expenses and other current assets	7,729	4,576
Total current assets	221,593	240,110
Property and equipment, net	4,032	2,014
Restricted cash	1,135	1,135
Long-term investments	—	6,133
Deferred tax assets	485	—
Other assets	1,809	596
Total assets	$229,054	$249,988
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,118	$9,113
Accrued liabilities	3,606	2,566
Capitalized lease obligations, current	188	293
Total current liabilities	15,912	11,972
Deferred revenue	117,395	120,821
Other long term liabilities	1,141	156
Capitalized lease obligations, net of current	27	140
Total liabilities	134,475	133,089

Stockholders’ equity
Common stock	15	15
Additional paid-in capital	292,486	285,771
Deferred stock-based compensation	(37)	(94)
Deficit accumulated during the development stage	(197,874)	(168,749)
Other comprehensive loss	(11)	(44)
Total stockholders’ equity	94,579	116,899
Total liabilities and stockholders’ equity	$229,054	$249,988

AFFYMAX, INC.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Collaboration revenue	$10,487	$4,124	$27,459	$4,251
License and royalty revenue	7	10	28	32
Total revenue	10,494	4,134	27,487	4,283
Operating expenses
Research and development	18,610	9,250	45,198	41,228
General and administrative	5,766	2,992	17,293	7,193
Total operating expenses	24,376	12,242	62,491	48,421
Loss from operations	(13,882)	(8,108)	(35,004)	(44,138)
Interest income	2,882	1,973	8,814	3,540
Interest expense	(2)	(16)	(11)	(63)
Other income (expense), net	(9)	(23)	26	(22)
Net loss before provision for income taxes	(11,011)	(6,174)	(26,175)	(40,683)
Provision for income taxes	1,695	—	2,950	—
Net loss	(12,706)	(6,174)	(29,125)	(40,683)
Accretion of mandatorily redeemable convertible preferred stock	—	(215)	—	(624)
Net loss attributable to common stockholders	$(12,706)	$(6,389)	$(29,125)	$(41,307)
Net loss per common share:
Basic and diluted	$(0.85)	$(4.76)	$(1.96)	$(42.92)
Weighted-average number of common shares used in computing basic and diluted net loss per common share calculations	14,920	1,343	14,887	962